Option Exchange Program February 2024

Important Disclaimers • Cresco cannot advise you about what to do – this is a financial decision that is entirely yours • This program is regulated by the SEC, and there are strict guidelines • We know this program is complex, but if you ask for advice, we are required to say ‘read through your materials’ / ‘talk to your advisor’ • If you have questions, email equity@crescolabs.com • Employees represented by labor unions and covered by a collective bargaining agreement are not eligible to participate, except as provided for in their CBAs or otherwise negotiated. • You must complete your tender offer on time • By 10:59 pm CT / 11:59 pm ET on May 6, 2024 • You will receive an e-mail confirmation with your elections – keep it for documentation • This is a one-time event and is only 20 business days long – schedule time for yourself now to review the materials

Agenda • Introductions and Overview • Option Exchange Program Overview • How an Option Exchange Works • Eligibility • Eligible options • New Option Terms • Ratios and example • Timeline for exchange • Process • Considering Your Choice • Demo • Important disclaimers • Q & A – send all questions to: equity@crescolabs.com

Quick Intro • Jen Francis, CEP Aon Talent Solutions • 20+ years in stock plan industry • 100% focused on employee education

Quick Intro • Pam Chernoff, CEP Aon Talent Solutions • 20+ years in stock plan industry and communications • Coauthor The Stock Options Book • 100% focused on employee education

• Equity is an important component of your Total Rewards package at Cresco Labs • Many stock options granted to date are “underwater” • That means the exercise price is greater than the current stock price • Lower exercise price = better value • You are our most important asset we want to incentivize, motivate and reward you • The Option Exchange Program is an opportunity to trade underwater stock options for new stock options • Applies to most stock options that have an exercise price at or above $3.36 • New stock options will have a new vesting schedule and terms • You decide whether to keep or exchange your eligible stock options Option Exchange Program Overview

How an Option Exchange Works

How An Option Exchange Works • Opportunity to exchange existing underwater options for new options • Eligible option holders and eligible grants • Exchanging is not required – you can choose to retain your existing option grants • New options you receive will be approximately equal to your equity grant’s current value. • Yes – underwater options have ‘value’ • You will receive fewer new options than your current grant, but the exercise price will be lower Underwater Stock Option An option whose exercise price is above the current trading price of the company’s stock

How An Option Exchange Works • At the beginning of the tender offer period, an option exchange rate is set. • If you agree to exchange your eligible options for new options, the options you exchange will be cancelled and replaced by a lesser amount but at a better price then what you originally had, subject to shareholder approval of the Option Exchange, which is expected to occur in June 2024. • For example, if your old option has an exercise price of $6.00 and the exchange ratio is 1.50 to 1, this means for every 1.5 options you give back, we will issue you 1 new option at a lower exercise price.

How an Option Exchange Works • The offer to exchange is managed through a formal process called a “tender offer” • Offer is open from April 9th to May 6th • All elections must be made by 10:59pm CT / 11:59pm ET on May 6, 2024 • No election changes will be accepted after this time, there will be no exceptions • If you choose to exchange: • When the option exchange period is completed, your original equity award is cancelled, and you receive a new equity award • New grant(s), if approved, will be granted on or around May 7, 2024, subject to shareholder approval of the Option Exchange, which is expected to occur in June 2024 • If you do not elect to exchange: • Your original option grant will remain with its original terms and conditions • You can change your election as often as you want until the exchange period closes. When it closes, your decision is locked. There will be no exceptions. Important: New option grants will only be issued if approved by shareholders at the Company’s AGM

Option Exchange Materials • Offer to Exchange Eligible Stock Options for New Stock Options document • Cresco Option Exchange Program FAQ • Cresco Labs Options Exchange Program Videos • Education sessions (recording will be available) • April 11th and April 16th

Eligibility

Eligibility • Active option holders – at the beginning and end of the tender period • Have options that are eligible for the exchange • Granted through Cresco Labs equity incentive plans

Eligible Options | An Outstanding Option Outstanding as of the end of the option exchange period Has a grant date strike price greater than $3.36 Granted under the Cresco Labs equity incentive plans Option price, exercise price, grant price and strike price – four terms that mean the same thing – the price you pay for a share when you exercise the option. Nonqualified stock option

New Option Terms

New Stock Options Expected grant date – May 7, 2024 (Subject to shareholder approval of the Option Exchange) Exercise price will be the higher of, the closing price on the grant date or the closing price on the day prior to grant New options will be Non-qualified grants (NQ). Consistent with our current practice and policy Option term will be 8 years New vesting schedule for new stock options Vested options – 100% vest 1 year from grant date Unvested options – 50% will vest per year over two years

Ratios and Vesting Ratios are in your tender offer document Original Vested Status New Vesting Schedule Vested 100% after 1 year Unvested 50% annually over 2 years The options you exchange will be replaced by fewer options that have a better price. The number of new options you receive depends on your current grant’s exercise price – using the Exchange Ratio below Eligible Option Exercise Price Range (U.S. $) Exchange Ratio (Surrendered Eligible Options: New Options) $3.36 - $5.99 1.5:1 $6.00 - $11.91 1.75:1 $11.92 and up 2.25:1

Ratios and Example These ratios can also be found in your tender offer document that is filed with the SEC. The link to the filing can be found on the Option Exchange website or through the SEC website at www.sec.gov Current: 1,500 eligible options at $10 exercise price Closing Stock Price: on May 6 is $2 Offer to Exchange: Would be receiving 857 options at $2 exercise price Eligible Option Exercise Price Range (U.S. $) Exchange Ratio (Surrendered Eligible Options: New Options) $3.36 - $5.99 1.5:1 $6.00 - $11.91 1.75:1 $11.92 and up 2.25:1

Exchange Example Elizabeth is an eligible option holder with two eligible option grants. How many replacement options would she receive? Alternatively, Elizabeth may choose to exchange one grant and not the other. Or she may choose to keep all of her current stock options and not participate in the exchange. Grant 1 500 outstanding 200 vested and 300 unvested stock options $4 exercise price 500 eligible stock options at $4 exercise price Offer to Exchange: Would receive 333 stock options (500 ÷ 1.5 = 333) • 133 options would vest 1 year after the grant date • 200 options would vest each year over two years Grant 2 1,200 outstanding unvested stock options $8 exercise price 1,200 eligible stock options at $8 exercise price Offer to Exchange: Would receive 686 stock options (1,200 ÷ 1.75 = 685) • 685 options would vest each year over two years

Timeline for Exchange Grant Date May 7, 2024 June 2024 Siebert Financial will be updated with new grant paperwork *Dates are subject to change if offer period is extended Grant of new options and cancellation of eligible options is subject to shareholder approval of the Option Exchange Closes May 6, 2024, at 10:59 pm (CT) / 11:59 pm (ET) Option Exchange Begins April 9, 2024

Process You should have received an email with account registration details on April 9, 2024 You’ll click the URL – use the provided code and register with your email address You can go into the site as often as you want and change your ‘current’ election until it closes • From Aon (awardchoice@aon.com) • Email were sent to your “primary email” that is listed in Wurk • Aon can only validate your account when you use the address your registration e-mail came to • You will get an authentication e-mail to confirm your account • Each time an update is made on the website you will receive a confirmation email from awardchoice@aon.com with your current election • Your election is locked at the time the offer expires, May 6, 2024, at 10:59pm CT / 11:59 pm (ET) • No election changes will be accepted after this time, there will be no exceptions *You will be notified of your new award details via Siebert Financial once they are available.

Considering Your Choice

$0 $2,000 $4,000 $6,000 $8,000 $10,000 $12,000 $14,000 $16,000 $6.00 $9.00 $12.00 $15.00 Original Grant New Grant $13.36 For illustration purposes only. Actual results will vary. Indicated amounts are before taxes, commissions, and fees. Considering Your Choice ORIG. GRANT 1,500 OPTIONS AT $11.00 Scenario Exchange Ratio 1.75:1 Options Option Price Original Grant 1,500 $11.00 New Grant 857 $2.32 $0 $5,000 $10,000 $15,000 $20,000 $25,000 $11.00 $15.00 $20.00 $25.00 Original Grant New Grant ORIG. GRANT 1,500 OPTIONS AT $6.00 Scenario Exchange Ratio 1.5:1 Options Option Price Original Grant 1,500 $6.00 New Grant 1,000 $2.32 Breakeven Point (price at which original grant and new grant have equal value) $22.57 New grant has higher value at lower stock prices Original grant has greater value at stock prices above breakeven

Demo • You have an e-mail from Aon (awardchoice@aon.com) • You’ll click the link – use the provided code and register with your e-mail only • Aon cannot validate your account with an email other than the one provided by Cresco • Your “primary email” listed in Wurk • You will get an authentication e-mail Insert screen shot from website

Important Disclaimers • Cresco cannot advise you about what to do – this is a financial decision that is entirely yours • This program is regulated by the SEC, and there are strict guidelines • We know this program is complex, but if you ask for advice, we are required to say ‘read through your materials’ / ‘talk to your advisor’ • If you have questions, email equity@crescolabs.com • Employees represented by labor unions and covered by a collective bargaining agreement are not eligible to participate, except as provided for in their CBAs or otherwise negotiated. • You must complete your tender offer on time • By 10:59 pm CT / 11:59 pm ET on May 6, 2024 • You will receive an e-mail confirmation with your elections – keep it for documentation • This is a one-time event and is only 20 business days long – schedule time for yourself now to review the materials

Q&A